Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140921, 333-133194, 333-121971, and 333-140744 on Form S-3, 333-136911 on Form S-4, and 333-150312, 333-150311, 333-140912, 333-63101, 333-71990, 333-71992, 333-81134, 333-93193, 333-127890, and 333-127889 on Form S-8 of Integrys Energy Group, Inc. and subsidiaries of our report dated February 26, 2009 relating to the financial statements of American Transmission Company LLC appearing in this Annual Report on Form 10-K/A of Integrys Energy Group, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 26, 2009